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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------


    BOSTON LIFE SCIENCES ANNOUNCES DEVELOPMENT PROGRAM IN A SECOND POTENT
                           ANTI-ANGIOGENIC MOLECULE


Boston, MA--February 5, 1999--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that in the course of the Company's ongoing research in anti-angiogenesis, it has identified and produced another apparently highly potent, novel anti-angiogenic molecule. The Company's lead anti-angiogenic agent, Troponin, a naturally-occurring protein, is in late stage preclinical development for the potential treatment of solid tumor metastases and eye diseases. Using the same in vitro screening assay and techniques that were used to successfully identify Troponin, the Company found a molecule that appears to demonstrate in vitro anti-angiogenic potency that surpasses other compounds, including Troponin.

"Our in vitro screening techniques test the ability of candidate compounds to
inhibit growth factor stimulation of endothelial cell growth.   To the best of
our knowledge, Troponin has been the most potent naturally-occurring anti-angiogenic protein demonstrated in this assay. We are therefore extremely excited that this molecule appears to have greater activity in this assay than even Troponin," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI.
"Since our own repeated experience thus far in animal trials indicates that such in vitro potency is a good predictor of in vivo anti-tumor activity, we are optimistic that this new molecule may have great potential as an additional anti-angiogenic product in our portfolio of products. The benefit of significantly increased potency could ultimately translate into very important practical advantages in dosage and ease of administration, if successfully brought into human use. Naturally, since these are early results, more work needs to be done to clarify the role of this new molecule in BLSI's anti-angiogenic product lineup," added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to Troponin I, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; AF1 for the potential treatment of stroke and spinal cord injury; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains forward-looking statements with regard to product development expectations, timelines, and regulatory filings, which may not be realized due to the uncertainties inherent in the research and development process.

For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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